Consent of Independent Accountants

We hereby consent to the inclusion in the Current Report on Form 8-K/A of Phar-Mor, Inc. dated May 10, 1999 of our report dated April 9, 1999 relating to the financial statements of Pharmhouse Corp. as of January 30, 1999 and January 30, 1998 and for each of the three years in the period ended January 30, 1999.


PricewaterhouseCoopers LLP

May 10, 1999
New York, New York